ZACHARY BANCSHARES, INC. AND SUBSIDIARY



	TABLE OF CONTENTS
   President's Message                                                       2

	Independent Auditor's Report                                              3

	 Financial Statements:
		Consolidated Balance Sheets

		December 31, 2000 and 1999                                              4

		Consolidated Statements of Income
		    for the years ended December 31, 2000 and 1999                      5

		Consolidated Statements of Changes in Stockholders'
		    Equity for the years ended December 31, 2000 and 1999               6

		Consolidated Statements of Cash Flows for the
		    years ended December 31, 2000 and 1999                              7

		Notes to Consolidated Financial Statements
		    December 31, 2000 and 1999                                          9

		Condensed Consolidated Balance Sheets
		    December 31, 2000, 1999, 1998, 1997, and 1996                       24

		Condensed Consolidated Statements of Income
		    for the years ended December 31, 2000, 1999, 1998, 1997, and 1996   24

		Average Balance Sheets and Interest Rate Analysis
		    for the years ended December 31, 2000 and 1999                      25

		Interest Differential for the year ended December 31, 2000              26

		Condensed Consolidated Statements of Income
		    for the quarter periods in the years ended
		    December 31, 2000 and 1999                                          27

		Management's Discussion and Analysis                                      28

		Officers                                                                  33

		Board of Directors                                                        33

		Bank Locations                                                            33







ZACHARY BANCSHARES, INC.



March 19, 2000

Dear Shareholders:

Zachary Bancshares, Inc. had income of $1,142,000 in 2000 as compared to $1,216,000 in 1999. Our Board of Directors paid a cash dividend of $2.25 per share in 2000 as compared to $2.10 per share in 1999 and our 2000 return on average equity was 12.17%

The Bank's total assets increased from $85,295,000 as of December 31, 1999 to $90,122,000 as of December 31, 2000. Total loans grew from $61,252,000 in 1999 to $62,550,000 in 2000.

In September, The Bank hired Kelley W. Sharpe as a Vice President and Branch Manager for our Central Branch. Mr. Sharpe comes to us from another Central area bank where he worked for 22 years. He is a 1988 graduate of The Graduate School of Banking of the South at Louisiana State University and has been a banker for 32 years.

The increased use of technology by the Bank of Zachary in the customer service area and in our product offerings has made the slogan "The Bank that Never Sleeps" a reality. We have many customers who use the Internet to bank and pay their bills online twenty-four hours a day, seven days a week. We also offer a Telephone Voice Response System that answers an average of 1,405 customer questions daily. Our ATMs have an average usage of 4,230 times a month by our customers and 1,207 by non-customers.

I would like to thank our Directors, Officers and Employees for their efforts in making 2000 another good year and to you our shareholders for your continued support.
		Sincerely




		Harry S. Morris, Jr.
100:   		President


















REPORT OF INDEPENDENT AUDITOR
HANNIS T. BOURGEOIS,  LLP
CERTIFIED PUBLIC ACCOUNTANTS
2322 TREMONT DRIVE, SUITE 200
BATON ROUGE, LA 70809

January 10, 2001

To the Shareholders
and Board of Directors
Zachary Bancshares, Inc. and Subsidiary
Zachary, Louisiana

We have audited the accompanying Consolidated Balance Sheets of Zachary Bancshares, Inc. and Subsidiary as of December 31, 2000 and 1999, and the related Consolidated Statements of Income, Changes in Stockholders' Equity and Cash Flows for the years then ended. These financial statements are the responsibility of The Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zachary Bancshares, Inc. and Subsidiary as of December 31, 2000 and 1999, and the results of their operations, changes in their stockholders' equity and their cash flows for the years then ended, in conformity with accounting principles generally ac-cepted in the United States of America.

			Respectfully submitted,


















Zachary Bancshares, Inc. and Subsidiary
CONSOLIDATED BALANCE SHEETS
December 31, 2000 and 1999
($ in Thousands)

ASSETS
	                                                      2000            1999
Cash and Due from Banks                   $ 2,785      $ 3,161
Interest Bearing Deposits
in Other Institutions                                        24               29
Reserve Funds Sold                                 6,950          1,425
Securities Available for Sale (Amortized
     Cost of $14,346 and $15,876)         14,333        15,433

Loans                                                      62,550        61,252
Less: Allowance for Loan Losses      (1,170)           (965)
                                                           61,380        60,287
Bank Premises and Equipment           3,888          4,157
Accrued Interest Receivable                     548             502
Other Assets                                                214             301

Total Assets                                          $90,122     $85,295
LIABILITIES
Deposits
  Noninterest Bearing                           $17,420      $17,848
  Interest Bearing                                     61,847        55,718
                                                         79,267        73,566
Borrowed Funds                                          -                 2,000
Accrued Interest Payable                           258               194
Other Liabilities                                     194               122
Total Liabilities                                      79,719          75,882

STOCKHOLDERS' EQUITY
Common Stock - $10 par value;
authorized 2,000,000 shares,
issued 216,000 shares                     2,160            2,160
Surplus                                                 1,480            1,480
Retained Earnings                             7,219            6,513
Accumulated Other
Comprehensive Income (Loss                   (9)             (293)
Treasury Stock
   22,333 Shares, at Cost                     (447)             (447)
 Total Stockholders' Equity                  10,403            9,413
 Total Liabilities and
              Stockholders' Equity                   $90,122         $85,295





The accompanying notes are an integral part of these financial statements












Zachary Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF INCOME

for the years ended December 31, 2000 and 1999
($ in Thousands except per share data)
		                                 	   2000    	      1999
		Interest Income:
			Interest and Fees on Loans   	      $5,733 	 $5,152
			Interest on Securities         	     998	   1,033
			Other Interest Income            	      185	      246
			    Total Interest Income   	 6,916	  6,431
		Interest Expense:
			Interest Expense on Deposits      	     2,500	 2,258
			Interest Expense on Borrowings 	              63             24
			    Total Interest Expense	         2,563	  2,282

			    Net Interest Income       	      4,353	   4,149

		Provision for Loan Losses          	     281	        180
		    Net Interest Income after
			    Provision for Loan Losses   	 4,072	  3,969

		Other Income:
			Service Charges on Deposit Accounts             	     618	     	524
			Gain on Sales of Premises & Equipment	1		 381
   		Loss on Securities                                     -    	  (105)
   			Other Operating Income           	       203	      154

			    Total Other Income           	      822	       954

			    Income before Other Expenses 	  4,894	 4,923

		Other Expenses:
			Salaries and Employee Benefits  	   1,800	  1,643
			Occupancy Expense                    	 238  	   163
			Equipment Expense	400	363
			Net Other Real Estate Expense    	      (148)  	   45
			Other Operating Expenses          	     867	       841

			    Total Other Expenses    	       3,157	    3,055

			    Income before Income Taxes 	    1,737	  1,868
		Applicable Income Tax             	      595	       652
		         Net Income                  	   $1,142        $ 1,216

		Per Share
			    Net Income                                   $   5.90       	 $  6.28

			    Cash Dividends                               $   2.25        $  2.10






    	The accompanying notes are an integral part of these financial statements.










Zachary Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

for the years ended December 31, 2000 and 1999
($ in Thousands)

                                           ACCUMULATED
                                           OTHER                  TOTAL
                  COMMON          RETAINED	 COMPREHENSIVE TREASURY STOCKHOLDERS
                   STOCK  SURPLUS EARNINGS INCOME (LOSS) STOCK    EQUITY
Balances,
January 1, 1999    $2,160 $1,480  $5,704    $   6        $(447)    $8,903

Comprehensive Income:
  Net Income	                       1,216                            1,216
  Unrealized (Loss)
     on Securities Available
     for Sale                                 (404)                  (404)
  Reclassification
     Adjustment                                105                    105
Total Comprehensive
     Income                                                           917

Cash Dividends                      (407)                            (407)
Balances,
December 31, 1999  $2,160 $1,480  $6,513     $(293)        $(447)  $9,413


Comprehensive Income:
  Net Income                       1,142                            1,142
  Unrealized Gain on
     Securities Available
     for Sale                                  284                    284
  Reclassification
     Adjustment                                                         -
Total Comprehensive
     Income                                                         1,426
Cash Dividend                       (436)        	                    (436)
Balances,
December 31, 2000  $2,160 $1,480  $7,219     $  (9)       $(447)  $10,403


















  The accompanying notes are an integral part of these financial statements.


Zachary Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 31, 2000 and 1999
($ in Thousands)


			                          2000           1999
Cash Flows From Operating Activities:

  Net Income	                                       $1,142         	$1,216
  Adjustments to Reconcile Net Income to
      Net Cash Provided by Operating Activities:
      Deferred Tax Benefit	       (34)	(89)
      Provision for Loan Losses                    	   281            	180
      Provision for Depreciation and Amortization    	 328            	277
            Stock Dividends on FHLBank Stock          	 ( 34)    	  	  (18)
      Net Amortization (Accretion ) of Securities  	   (23)	       23
                  Charge Off of Other Real Estate          	   -   	93
      Gain on Sale of Other Real Estate             ( 151)           	(49)
      Gain on Sales of Bank Premises & Equipment    	  ( 1 )	(381)
      Loss on Sale of Securities                	- 	 105
      (Increase) Decrease in Accrued Int Receivable   (46)            	16
      (Increase) Decrease in Other Assets           	  (25)          	 135
      Increase (Decrease) in Accrued Int Payable     	  64	(37)
      Increase (Decrease) in Other Liabilities        73   	         (45)
Net Cash Provided by Operating Activities         	  1,574    	      1,426

Cash Flows From Investing Activities:
Net (Increase) Decrease in Reserve Funds Sold	      (5,525)      	   4,750
Purchases of Securities Available for Sale 	         ( 969)       (13,372)
Maturities or Calls of Securities
 Available for Sale          	   1,500       	  10,500
Principal Payments on Mortgage Backed Securities   	 1,055      	   2,816
Proceeds from Sales of Securities
 Available For Sale         	-  	    1,897
Purchase of Other Equity Securities                    	       -  	   (263)
Net (Increase) in Loans 	                           (1,374)        	(8,953)
Purchases of Premises and Equipment	                   (59)      	  (1,559)
Proceeds from Sales of Other Real Estate             	151    	        148
Proceeds from Sale of Bank Premises & Equipment	       1	    574

Net Cash Used in Investing Activities              (5,220)       	 (3,462)














(CONTINUED)

Zachary Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (CONTINUED)
          for the years ended December 31, 2000 and 1999
($ in Thousands)
	 2000 	 1999
Cash Flows From Financing Activities:
    Increase (Decrease) in Borrowed Funds	(2,000)	  2,000
    Net Increase (Decrease) in Demand Deposits,
         NOW Accounts and Savings Accounts	(1,890)	   600
    Net Increase (Decrease) in
      Certificates of Deposit	7,591	(1,484)
    Cash Dividends	    (436)	   (407)
Net Cash Provided by Financing Activities    	       3,265 	          709

    (Decrease) in Cash and Cash Equivalents	          (381)   	     (1,327)

    Cash and Cash Equivalents -
         Beginning of Year                        	  3,190	   4,517

    Cash and Cash Equivalents -
         End of Year                    	 $ 2,809  	    $ 3,190

Supplemental Disclosures of Cash Flow Information:

   Noncash Investing Activities:
	               Change in Unrealized Gain or (Loss)
         on Securities Available for Sale	        $    429       	$   (452)

   Change in Deferred Tax Effect on
         Unrealized Gain or (Loss) on Securities
         Available for Sale                      	$    146       	$   (154)

   Cash Payments for:
        Interest Paid on Deposits                 $ 2,437	        $ 2,319

        Income Tax Payments 	                     $    626       $    735











The accompanying notes are an integral part of these financial statements.









Zachary Bancshares, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and 1999

Note A - Summary of Significant Accounting Policies -
The accounting principles followed by Zachary Bancshares, Inc. and its wholly-owned Subsidiary, Bank of Zachary, are those which are generally practiced within the banking industry. The methods of applying those principles conform with generally accepted accounting principles and have been applied on a consistent basis. The principles, which significantly affect the determination of financial position, results of operations, changes in stockholders' equity and cash flows are summarized below.

Principles of Consolidation
The consolidated financial statements include the accounts of Zachary Bancshares, Inc. (The Company), and its wholly-owned subsidiary, Bank of Zachary (The Bank). All material intercompany accounts and transactions have been eliminated. Certain reclassifications to previously published financial statements have been made to comply with current reporting requirements.

Estimates

	The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

 The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets.
 Although The Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require The Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.





Securities

		Securities classified as held to maturity are those debt securities
The Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions.  Securities classified as trading are those securities held for resale in anticipation of short-term market movements.
The Bank had no securities classified as held to maturity or trading at
December 31, 2000 or 1999.

 	Securities classified as available for sale are those debt securi-ties that The Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of The Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Loans
 	Loans are stated at principal amounts outstanding, less the allow-ance for loan losses. Interest on commercial and individual loans is ac-crued daily based on the principal outstanding.

	Generally, The Bank discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest. When a loan is placed on non-accrual status, previously recognized but uncollected interest is reversed to income or charged to the allowance for loan losses. Subsequent cash receipts on non-accrual loans are accounted for on the cost recovery method, until the loans qualify for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. The Bank classifies loans as impaired if, based on current information and events, it is probable that The Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Impairment is measured on a loan by loan basis by either the present value of the expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or based on the fair value of the collateral if the loan is collateral-dependent.

 Allowance for Loan Losses

	The allowance for loan losses is maintained at a level which in management's judgment is adequate to absorb credit losses inherent in the loan portfolio. The allowance for loan losses is based upon management's review and evaluation of the loan portfolio. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process; expectations of future economic conditions and their impact on particular borrowers; and other judgmental factors. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows.

			Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term.  However, the amount of the change that is reasonably possible cannot be estimated.

			The allowance for loan losses is based on estimates of potential future losses, and ultimate losses may vary from the current estimates.
These estimates are reviewed periodically and as adjustments become necessary, the effect of the change in estimate is charged to operating expenses in the period incurred.  All losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collection of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.

Bank Premises and Equipment
			Bank premises and equipment are stated at cost less accumulated depreciation.  Depreciation is provided at rates based upon estimated useful service lives using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting.

			The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal and the resulting gains or losses are included in current operations.

			Expenditures for maintenance and repairs are charged to operations as incurred.  Cost of major additions and improvements are capitalized.

Other Real Estate
			Other real estate is comprised of properties acquired through fore-
closure or negotiated settlement.  The carrying value of these properties is lower of cost or fair value, minus estimated costs to sell. Loan losses arising from the acquisition of these properties are charged against the allowance for loan losses.  Any subsequent market reductions required are charged to Net Other Real Estate Expense. Revenues and expenses associated with maintaining or disposing of foreclosed properties are recorded during the period in which they are incurred.

Income Taxes

	The provision for income taxes is based on income as reported in the financial statements. Also certain items of income and expenses are recognized in different time periods for financial statement purposes than for income tax purposes. Thus provisions for deferred taxes are recorded in recognition of such timing differences.

	Deferred taxes are provided utilizing a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.

	Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

		 	 The Company and its subsidiary file a consolidated federal income tax return.  In addition, The Company in accordance with state statutes files a Louisiana state income tax return.

Earnings per Common Share

	Basic EPS is computed by dividing income applicable to common shares by the weighted average shares outstanding; no dilution for any potentially convertible shares is included in the calculation. Diluted
EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. At December 31, 2000, The Company had no convertible shares or other contracts to issue common stock. The weighted average number of shares of common stock used to calculate basic EPS was 193,667 for the years ended December 31, 2000 and 1999, respectively.

Statements of Cash Flows

				For purposes of reporting cash flows, cash and cash equivalents in-
cludes cash on hand and amounts due from banks.

Comprehensive Income

			Components of comprehensive income are revenues, expenses, gains and losses that under GAAP are included in comprehensive income but excluded from net income.  The components of comprehensive income are disclosed in the Statements of Changes in Stockholders' Equity for all periods presented.

Note B - Cash and Due from Banks -

			The Bank is required by federal law to maintain cash reserve balances.  The average cash reserve balance required for 2000 and 1999 was
$685 thousand and $719 thousand, respectively.



















Note C - Securities -

  		 Amortized costs and fair values of securities available for sale at
December 31, 2000 and 1999 are summarized as follows:
($ in Thousands)

                                               2000
                                         GROSS       GROSS
                           AMORTIZED   UNREALIZED   UNREALIZED   FAIR
                             COST        GAINS        LOSSES    VALUE
U.S. Government
     Agency Securities    $ 9,499        $  24        $(105)   $ 9,418
Mortgage-Backed Securities  	4,130           69           (1)     4,198
Collateralized Mortgage
     Obligations               70           -            -          70
	Equity Securities             647	           -           -          647

     Total                $14,346        $  93        $(106)   $14,333


                                                1999
                                         GROSS       GROSS
                           AMORTIZED   UNREALIZED   UNREALIZED   FAIR
                             COST        GAINS        LOSSES    VALUE

U.S. Government
     Agency Securities    $10,011        $ -         $(407)   $ 9,604
Mortgage-Backed Securities	  5,001          3           (36)     4,968
Collateralized Mortgage
     Obligations              251          -            (3)       248
Equity Securities             613          -           -          613

     Total                $15,876       $  3         $(446)   $15,433
The amortized cost and fair values of securities available for sale as of December 31, 2000 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities and collateralized mortgage obligations because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                      AMORTIZED          FAIR
($ in Thousands)             	            COST            VALUE

	One to Five Years	             $5,496        	  $5,475
	Five to Ten Years	              4,003	     3,943
						$9,499     	$9,418

Securities available for sale with a fair value of $10.3 million and $14.5 million at December 31, 2000 and 1999, were pledged as collateral on pub-lic deposits and for other purposes as required or permitted by law.

The Bank has invested in Federal Home Loan Bank and First National Bankers Bankshares Stock, which are included in Equity Securities and reflected at the lower of cost or market in these financial statements. The Bank is required to hold FHLB stock in order to have access to the funding products offered by the FHLB. The cost of these securities was $647 thousand and $613 thousand which approximates fair value at December 31, 2000 and 1999 respectively.









Gross realized losses from the sale of securities for the years ended December 31, 2000 and 1999 are as follows:

($ in Thousands)            	              2000       	     1999

			Realized Losses                     $    	           $(105)
                                               	$    	           $(105)
Note D - Loans -

An analysis of the loan portfolio at December 31, 2000 and 1999, is as follows:

                        		 	2000      % of         1999         % of
($ in Thousands)                    Balances  Loans       Balances      Loans

Real Estate Loans  - Mortgage      	$ 34,882   55.77%      $ 30,093	49.13%
Real Estate Loans - Construction      4,791    7.66	          9,462	5.45
Commercial and Industrial Loans      	18,254   29.18        	 17,716	28.92
Loans to Farmers                         26     .04             35	.06
Loans to Individuals                  	4,341    6.94          	3,741	6.11
All Other Loans                         256     .41      	      205	.33

 Total Loans              $ 62,550  	100.00%     	$ 61,252	 100.00%

Impaired loans having recorded investments of $656 thousand at December 31, 2000 have been recognized in conformity with FASB Statement No. 114 as amended by FASB Statement No. 118. Impaired loans at December 31, 1999 were $223 thousand. The allowance for loan losses related to these loans amounted to $131 thousand at December 31, 2000 and $39 thousand at December 31, 1999. Interest recognized on impaired loans totaled $26 thousand and $4 thousand for the years ended December 31, 2000 and 1999, respectively. All non-accrual loans were considered impaired at December 31, 2000 and 1999.

		The Bank is permitted under the laws of the State of Louisiana to make extensions of credit to its executive officers, directors and their af-
filiates in the ordinary course of business.  An analysis of the aggregate of these loans for  December 31, 2000 and 1999 are as follows:


	($ in Thousands)	   2000	  1999

			Balance - Beginning of Year	$ 499	$540
			New Loans	661	93
			Repayments	  (544)	(134)
			Balance - End of Year	$ 616	$499

	Note E - Allowance for Loan Losses -
	Following is a summary of the activity in the allowance for loan losses:

	  ($ in Thousands)	                           2000 	         1999
			Balance - Beginning of Year	$   965	$   859
  			Current Provision from Income	281	180
  			Recoveries of Amounts Previously Charged Off	26	35
  			Amounts Charged Off	 (102)	 ( 109)
			Balance - End of Year 	 $1,170 	$   965
	Ratio of Allowance for Loan Losses
 		To Impaired Loans at End of Year         178.18%       432.62%

		Ratio of Allowance for Loan Losses to
			Loans Outstanding at End of Year           1.87%         1.58%

		Ratio of Net Loans Charged Off to Average
     Loans Outstanding for the year              .12%          .13%


Note F - Bank Premises and Equipment -
Bank premises and equipment costs and the related accumulated depreciation
at December 31,   2000 and 1999, are as follows:

$ in Thousands)	   ACCUMULATED
          	ASSET COST	  DEPRECIATION    	  NET
 December 31, 2000:
     Land   	 $   400 	           $   -    	$   400
     Bank Premises 	 2,965		240		2,726
     Furniture and Equipment	2,081		1,318		   762
	                            	 $5,446	 $1,558 	 $3,888
 December 31, 1999:
	    Land                   	  $  400            $    -     	$   400
	    Bank Premises            	 2,965          	163         	2,802
     Furniture and Equipment   	2,035       	 1,080     	      955
	                             	$5,400       	$1,243        	$4,157
		The provision for depreciation charged to operating expenses was
$328 thousand and $277 thousand respectively, for the years ended December
31, 2000 and 1999.

Note G - Deposits -
	Following is a detail of deposits as of December 31, 2000 and 1999:

	($ in Thousands)                           2000            1999

	Noninterest Bearing Accounts	$17,420	$17,848
  	NOW and Super NOW Accounts 	12,447	12,298
 	Money Market Accounts	2,183	3,232
	Savings Accounts		8,263	8,825
Certificates of Deposit Over $100,000 	17,656	14,056
	Certificates of Deposit	21,298	17,307
				$79,267	$73,566

	Following is a detail of certificate of deposit maturities as of December 31, 2000:
	($ in Thousands)

	December 31, 2001     	      $ 30,592
	December 31, 2002	         6,086
	December 31, 2003	1,172
	December 31, 2004	           539
	December 31, 2005 & After	           565

		Total Certificates of Deposit	      $ 38,954

Interest expense on certificates of deposit over $100 thousand for the years ended December 31, 2000 and 1999, amounted to $879 thousand and $778 thousand , respectively.

		Public fund deposits at December 31, 2000 and 1999, were $8.6 million and $10.5 million, respectively.

Note H - Stockholders' Equity and Regulatory Matters -

		Stockholders' Equity of The Company includes the undistributed earnings of The Bank. Dividends are paid by The Company from its assets, which are provided primarily by dividends from The Bank. Dividends are payable only out of retained earnings and current earnings of The Company.



		Certain restrictions exist regarding the ability of The Bank to transfer funds to The Company in the form of cash dividends. Louisiana statutes require approval to pay dividends in excess of a state bank's earnings in the current year plus retained net profits for the preceding year. As of January 1, 2001, The Bank had retained earnings of $7.7 million of which $1.4 million was available for distribution without prior regulatory approval.

		The Company and The Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that if undertaken, could have a direct material affect on both The
Company's and The Bank's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, The
Company and The Bank must meet specific capital guidelines involving quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The
Company and The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to Bank holding companies.

		Quantitative measures established by regulation to ensure capital adequacy require The Company and The Bank to maintain minimum amounts and ratios. As detailed below, as of December 31, 2000 and 1999, The Company and The Bank met all of the capital requirements to which they are subject. As of December 31, 2000 and 1999, The Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the most recent notification that management believes have changed the prompt corrective action category.

	Following is a summary of capital ratios of The Bank at December 31, 2000 and 1999. The ratios presented for The Bank do not differ from ratios for The Company (consolidated) at December 31, 2000 and 1999.


                                                            TO BE WELL
                                                            CAPITALIZED UNDER
             ACTUAL      REQUIRED FOR CAPITAL   PROMPT CORRECTIVE
             RATIOS      ADEQUACY PURPOSES      ACTION PROVISIONS

As of December 31, 2000:

Total Capital
(to Risk-Weighted Assets) 	18.36%    	 8.00%        10.00%

Tier I Capital
(to Risk-Weighted Assets)	17.11%	4.00%         6.00%

Tier I Leveraged Capital
(to 	Average Assets)	11.08% 	4.00%         5.00%










                                                         TO BE WELL
                                                        CAPITALIZED UNDER
             ACTUAL    REQUIRED FOR CAPITAL        PROMPT CORRECTIVE
             RATIOS    ADEQUACY PURPOSES           ACTION PROVISIONS

As of December 31,1999:

Total Capital
(to Risk-Weighted Assets)       17.82% 	8.00%            10.00%

Tier I Capital
(to Risk-Weighted Assets)       16.57% 	4.00%             6.00%

Tier I Leveraged Capital
(to Average Assets)             10.79%	4.00%             5.00%

Under current regulations, the amount The Bank may loan to its Parent may not exceed 10% of The Bank's capital and surplus. There were no loans outstanding at December 31, 2000 and 1999.

Note I - Employee Benefit Plans -

The Bank has two plans which provide employee retirement benefits. The Bank has a defined contribution Profit Sharing 401K Plan Trust and a Money
Purchase Retirement Plan.   Each year the Board of Directors of The Bank
determines the total contribution to the plans. No contribution is required by eligible participants to the Money Purchase Retirement portion of the Plan.

The provisions of the Profit Sharing 401K Plan include two components, the 401K component and the Profit Sharing component. The 401K component allows eligible employees to voluntarily contribute 1% to 15% of gross regular pay to the plan. The Bank matched one half of the employee's contribution to the first of 7% of gross regular pay in 2000 and 1999.
The Profit Sharing component receives an optional allocation determined by the Board of Directors.


     Under the provisions of the Money Purchase Retirement Plan, The Bank makes a contribution of 3.50% of pay for each eligible employee.

The contributions charged to retirement expense for the plans in 2000 and 1999 are shown below:

($ in Thousands)       	                    2000               1999

401K Bank Match	$ 33		$33
Profit Sharing Contribution	30		  26
Money Purchase Plan Contribution	  38		  37
            Total Retirement Expense	$101		$96

Note J - Other Operating Expenses -

An analysis of Other Operating Expenses for the years ended December 31, 2000 and 1999, is as follows:
($ in  Thousands)	   2000      	  1999

      Data Processing                 	 $106    	 $126
   	Computer and Office Expenses        	156	      150
		Professional Fees                 	  180 	183
		State Tax on Equity	111		87
		Other	314    	295
			Total Other Operating Expenses 	$867	$841



Note K - Income Tax -

	The total provision for income taxes charged to income amounted to $595 thousand and $652 thousand for 2000 and 1999, respectively. The provi-sions represent effective tax rates of 34% in 2000 and 1999.

			Following is a  reconciliation between income tax expense based on the federal statutory tax rates and income taxes reported in the statements of income.

($ in Thousands)                	      2000       	     1999

Income Taxes Based on Statutory
    Rate - 34% in 2000 and 1999  	 $591     	$635
Other - Net                    	        4    	     17
                                   	  $595    	$652

	The components of consolidated income tax expense are:
	 2000  	1999
Provision for Current Taxes        	 $629	 $741
(Credit)for Deferred Taxes                 	    (34)      	  (89)
                                     	$595	      $ 652

	A deferred income tax asset of $94 thousand and $206 thousand is included in other assets at December 31, 2000 and 1999, respectively.

The deferred tax provision (credit) consists of the following timing differences:
($ in Thousands)                                	    2000          1999
Accumulated Depreciation for Tax Reporting
    in Excess of Amount for Financial Reporting   $   10        	$  (5)

Provision for Loan Losses for Financial
    Reporting in Excess of Amount for Tax	            (74)    	     (37)

Accretion Income for Tax Reporting in
    Excess of Financial Reporting	                      9	          (17)
Hospitalization Expense for Financial Reporting
     in Excess of Amount for Tax Reporting             2          	(13)
  Write Down of Other Real Estate for Financial
        reporting purposes in  Excess of amount of
           tax reporting purposes			9	          (29)
  FHLB Dividends for financial reporting
         Purposes in excess of the amount for
	  		Tax reporting purposes	               10	           12

	 	                                                 $(34)     	   $(89)
  The net deferred tax asset consists of the following components at December 31, 2000 and 1999:
  ($ in Thousands)          	                          2000         	 1999
  Depreciation	                                        $(75)	        $(65)
  Provision for Loan Losses	                            149	           75
  Accretion Income	                                     (12)	          (3)
  Self-Insured Hospitalization Plan	                     29	           31
  Write Down of Other Real Estate	                       20	           29
  FHLB Stock Dividends	                                 (22)	         (12)
  Unrealized (Gain) Loss on Securities
          Available for Sale                             5	          151
      Total Deferred Tax Asset                       $  94	         $206
Note L - Off-Balance-Sheet Instruments -

			The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and letters of credit.  These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

		The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

		In the normal course of business The Bank has made commitments to extend credit of $5.1 million and $8.3 million as of December 31, 2000 and 1999, respectively. Commitments as of December 31, 2000 include unfunded loan commitments aggregating $4.9 million and letters of credit of $128 thousand. Commitments as of December 31, 1999 include unfunded loan commitments aggregating $8.2 million and letters of credit of $69 thousand.

			The Bank maintains two open lines of credit  to assist in the management of short-term liquidity.  The first is with its correspondent bank, First National Bankers Bank and totals $2.3 million.  The second is with the Federal Home Loan Bank of Dallas and has $30.9 million available which, if funded, is secured by all of its First Mortgage Collateral, Other
Real Estate Related Collateral, small business, small farm and small agri-
business loans, FHLB Capital Stock and its FHLB Deposit account as outlined by amendments to the Federal Home Loan Bank Act and regulations promulgated by the Federal Housing Finance Board in 1999.  At December 31, 2000, there were no funds drawn on either of these two lines of credit.

Note M - Fair Value of Financial Instruments -

			The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

			Cash and Short-Term Investments - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

			Securities - Fair value of securities held to maturity and available for sale is based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

			Loans - The fair value for loans is estimated using discounted cash flow analyses, with interest rates currently being offered for similar loans to borrowers with similar credit rates.  Loans with similar classifications are aggregated for purposes of the calculations.  The allowance for loan loss, which was used to measure the credit risk, is subtracted from loans.

			Deposits - The fair value of demand deposits, savings account, and certain money market deposits is the amount payable at the reporting date.
The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flow analyses, with interest rates currently offered for deposits of similar remaining maturities.
  			 Commitments to Extend Credit and Standby Letters of Credit - The
fair values of commitments to extend credit and standby letters of credit do not differ significantly from the commitment amount and are therefore omitted from this disclosure.

1161:    The estimated approximate fair values of The Bank's financial in-
struments as of December 31, 2000 and 1999 are as follows:

                                                        2000
                                             CARRYING           FAIR
                                              AMOUNT            VALUE
	Financial Assets:
	Cash and Short-Term
              Investments   	 $  9,759	$9,759
	Securities 	14,333	14,333
	Loans-Net         	61,380	60,161
                                       	$85,472	$84,253

Financial Liabilities:
	Deposits	$79,267	$76,954






 						                            1999
                                           CARRYING          FAIR
                                           AMOUNT            VALUE
	Financial Assets:
 	Cash and Short-Term Investments         $ 	4,615	$ 4,615
	Securities		15,433          15,433
	Loans-Net	60,287          59,168
                                      	$80,335         $79,216

Financial Liabilities:
	Deposits                        	   $73,566         $71,375

	Borrowed Funds		  2,000           1,995
				$75,566         $73,370

Note N - Concentrations of Credit -
The majority of The Bank's business activities are with customers in The Bank's market area, which consists primarily of East Baton Rouge and adjacent parishes. The majority of such customers are depositors of The Bank. The concentrations of credit by type of loan are shown in Note D. Most of The Bank's credits are to individuals and small businesses secured by real estate. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of legal lending limits. Included in Cash and Due from Banks, and Reserve Funds Sold are amounts deposited in various institutions in excess of federally insured limits.

Note O - Commitments and Contingencies -

		In the normal course of business, The Company is involved in various legal proceedings.  In the opinion of management and counsel, any liability resulting from such proceedings would not have a material adverse effect on The Company's financial statements.


Note P - Financial Information - Parent Company Only -

			The financial statements for Zachary Bancshares, Inc. (Parent Com-
pany) are presented below:

BALANCE SHEETS

December 31, 2000 and 1999
($ in Thousands)
			                                       	       2000   	       1999
Assets:

	Cash	$     483	$   449
	Investment in Subsidiary         	9,920		8,964
	Other Assets                                 	        2		          4

	Total Assets                        	$10,405	$9,417

Liabilities:

	Income Tax Payable               	         2			       4

	Total Liabilities     	         2		       4

Stockholders' Equity:

Common Stock                            		 2,160    	2,160
Surplus                      	     1,480    	   1,480
Retained Earnings            	      7,210    	   	6,220
Treasury Stock                  	       (447)		  (447)
       Total Stockholders' Equity 	10,403     	 9,413
Total Liabilities and Stockholders' Equity 	$10,405	  $9,417

STATEMENTS OF INCOME
for the years ended December 31, 2000 and 1999
($ in Thousands)
                                     	          2000   	        1999
Income:
	Dividend from Subsidiary                    	$    475 	$   450

Expenses:
	Operating Expenses                           	        9	             11
Income before Equity in Undistributed
	Net Income of Subsidiary	 466            439

Equity in Undistributed Net Income of Subsidiary  	    672	  	          773

	Net Income before Income Taxes	         1,138	1,212

Applicable Income Tax Expense (Benefit)         	       (4)	     (4)

Net Income	                             $ 1,142    	$1,216














STATEMENTS OF CASH FLOWS
                  for the years ended December 31, 2000 and 1999
                                   ($ in Thousands)



	                                       	    2000       	    1999
Cash Flows From Operating Activities:

Net Income	                                   $1,142	 $1,216
	  Adjustments to Reconcile Net Income to
		  Net Cash Provided by Operating Activities:
		  Equity in Undistributed Net Income
       of Subsidiary	                                (672)     	  (773)
       Decrease in Other Assets	 2  	   24
  	 (Decrease) in Income Tax Payable  	         (2)  	        (24)
Net Cash Provided by Operating Activities            	470   	    443

Cash Flows From Financing Activities:

	Dividends Paid 	                                      (436)    	     (407)

Net Cash Used in Financing Activities       	         (436)  	    (407)

Increase in Cash	34      	     36

Cash - Beginning of Year                 	          449  	         413

Cash - End of Year	$   483	      $    449
































Zachary Bancshares, Inc. and Subsidiary
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2000, 1999, 1998, 1997 and 1996
($ in Thousands)

ASSETS
                              2000     1999     1998     1997     1996
Cash and
  Cash Equivalents         $ 2,809  	$ 3,190	$ 4,517  	$ 2,577  	$ 3,766
Securities                  21,283	 16,858	23,748	27,320	   33,379
Loans                       61,380	60,287	51,513	45,370	   36,440
Other Assets                 4,650	  4,960	  4,010	   2,539	    2,442
  Total Assets             $90,122	$85,295	$83,788	$77,806	  $76,027

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                   $79,267	$73,566	$74,450	$69,181	  $68,169
Borrowed Funds               -  	2,000	-  	-  	  -
Other Liabilities              452	316	435	410	      246
Stockholders' Equity        10,403	  9,413	  8,903	  8,215	    7,612
  Total Liabilities and
Stockholders' Equity       $90,122		$85,295		$83,788	$77,806	  $76,027

Selected Ratios:
Loans to Assets              68.11%	70.68%	61.48%	58.31%	47.93%
Loans to Deposits            77.43%	81.95%	69.19%	65.58%	53.45%
Deposits to Assets           87.96%	86.25%	88.86%	88.91%	89.66%
Equity to Assets             11.54%	11.04%	10.63%	10.56%	10.01%
Return on Avg Assets          1.31%	1.42%	1.29%	 1.23%	1.11%
Return on Avg Equity         12.17%	13.79%	12.71%	11.71%	11.50%


CONDENSED CONSOLIDATED STATEMENTS OF INCOME for the years ended December 31, 2000, 1999, 1998, 1997 and 1996
($ in Thousands except Per Share Data)

 			                           2000   1999     1998     1997     1996
Interest Income                $6,916	 $6,431	$6,092	$5,472	$5,119
Interest Expense                2,563	 2,282	   2,325	 2,148	2,126
Net Interest Income             4,353	4,149	3,767	3,324	2,993

Provision for Loan Losses         281	180	191	31	 -
Net Interest Income after
 Provision for Loan Losses      4,072	  3,969    3,576	3,293	2,993
Other Income                      822    954      665     658      601
Other Expenses                  3,157	3,055	2,657	2,555	2,362
Income before Income Taxes      1,737	1,868	1,584	1,396	1,232

Applicable Income Tax Expense     595	   652	   536	   469	    413
Net Income                     $1,142	$1,216	$1,048	$   927	$    819

Per Share:
  Net Income                   $ 5.90	$ 6.28	$ 5.41	$ 4.79  $ 4.23
  Cash Dividends               $ 2.25	$ 2.10	$ 1.90	$ 1.75  $ 1.65
Book Value - End of Year       $53.72	$48.61	$45.97	$42.42  $39.30







Zachary Bancshares, Inc. and Subsidiary
	AVERAGE BALANCE SHEETS AND INTEREST RATE ANALYSIS
	for the years ended December 31, 2000 and 1999
($ in Thousands)
                                     2000                         1999
                            INTEREST   AVERAGE   INTEREST               AVERAGE
        AVERAGE   INCOME/    YIELD/         AVERAGE   INCOME/    YIELD/
        BALANCE   EXPENSE    RATE        BALANCE   EXPENSE    RATE
ASSETS
Interest Earning Deposits
  and Reserve Funds     $  3,023  	$  185	6.11%    $5,053 	 $  246    4.88%
Securities: Taxable        	15,385     998	6.49     17,111   1,033    6.03
Loans                      	63,047	   5,733	9.09     56,989   	5,152	9.04
Total Earning Assets       	81,455   	6,916	8.49%   $79,153   	6,431	8.12%

Allowance for Loan Losses  	(1,083)                        (915)
Nonearning Assets        	   7,016                        7,602

	  Total Assets            	$87,388                      $85,840
LIABILITIES AND STOCKHOLDERS' EQUITY

FHLB Borrowings          $    973	$  63	6.46% $     404	$   24   	5.98%
Savings/NOW Accounts       	21,317	623	2.92     21,406   	577  	2.70
Money Market  Accounts      	2,672	52	1.95      3,617    72	1.99
Certificates of Deposit    	33,576	1,825	5.43     32,173  	1,609  	5.00
	  Total Interest Bearing
       Liabilities         	58,538	2,563	4.38%    57,600  	2,282	3.96%

Demand Deposits            	19,007			      18,907
Other Liabilities             	456		         519
Stockholders' Equity      	  9,387			       8,814
	Total Liabilities and
Stockholders' Equity      	$87,388                      $85,840

Net Interest Income 	$4,353	 	$4,149

Net Interest Income - Spread                  4.11%                       4.16%

Net Interest Income as a percent
   of Total Earning Assets                    5.34%                       5.24%






















Zachary Bancshares, Inc. and Subsidiary
INTEREST DIFFERENTIAL

for the year ended December 31, 2000
($ in Thousands)

                                                    2000 OVER 1999
                                               CHANGE              TOTAL
                                           ATTRIBUTABLE TO       INCREASE
	                                        VOLUME     RATE     (DECREASE)
Interest Earning Assets:
Reserve Funds Sold           	 $ (99)  	   	$ 38	$ (61)
Securities                   	  (105)        	70   	  (35)
Loans                        	   549    	  	 32	581
Total Interest Income        	   345    	140 	     485

Interest Bearing Liabilities:
Bank Borrowings                   	 34 	         5      	    39
Savings and NOW Accounts       	 (2)  	48   	   46
Insured Money Market Accounts  	 (19)  	    (1)     	 (20)
Certificates of Deposit      	    71 	145   	  216
Total Interest Expense      	   84 	197	 281

Increase in Interest
  Differential               		 $ 261	$(57)	 $204


































ZACHARY BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

for the quarter periods in the years ended December 31, 2000 and 1999
($ in Thousands)
                                                            2000
                                         4TH   	       3RD        2ND    	   1ST
				                           QUARTER 	     QUARTER    QUARTER	   QUARTER
Interest Income       	$1,782  	$1,730      	$1,703  	 $1,701
Interest Expense     	     719	      655       	  605   	   584
Net Interest Income  	   1,063	    1,075    	1,098	1,117

Provision for Loan Losses      	      76	       76    	   70  	    59

Net Interest Income after
   Provision for Loan Losses 	987   	 999     	 1,028   	  1,058
Other Income             	  223  	    205      	205   	  189
Other Expenses         	   787	       797  	    763 	   810

Income before Income Taxes    	 423	407	470	437

Applicable Income Tax Expense	   150	  137	  160	  148
Net Income      	 $   273   	$  270   	$  310   	$  289

Per Share:
   Net Income        	  $   1.41	$  1.39 	$ 1.60 	$ 1.50
   Cash Dividends          	$   1.15	      $       	$ 1.10	     $    -

                                                      1999
                                  4TH          3RD        2ND          1ST
                                	QUARTER     QUARTER     QUARTER   	  QUARTER
Interest Income	$1,688	$1,642	$1,587	$1,514
Interest Expense	  599	 	   576	  	   563 		   544

Net Interest Income		 1,089		1,066		1,024		970

Provision for Loan Losses		     45 	     45	     45 		   45

Net Interest Income after
   Provision for Loan Losses		1,044	1,021	979	925
Other Income		72		561		 166		155
Other Expenses	   796	    765	   727	   767
	Income before Income Taxes	 320	817	418	313

Applicable Income Tax Expense   	    127	   278	   143	   104

Net Income                     	 $   193	$   539	$   275	$   209

Per Share:
   Net Income    	$  1.00	$  2.78   $  1.42     $  1.08
   Cash Dividends   	$  1.10	$  -      $  1.00     $  -













MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
($ in Thousands)

   	The Company evaluates its financial strength through continual review of management, asset quality, capital, earnings and liquidity. The Company continuously addresses each area on an individual and corporate basis. The following Management's Discussion and Analysis relates to the Company's financial position for the years 2000 and 1999. This information is a part of and should be read in conjunction with the financial statements and related notes. The Company is unaware of any trends, uncertainties or events which would or could have a material impact on future operating results, liquidity or capital.

CAPITAL

   	The Company's and The Bank's capital continues to exceed regulatory requirements and peer group averages. Regulatory Risk Based Capital requirements for 2000 and 1999 were 8.0%. Regulatory Leverage Ratio requirements were 4% for the same time period. The Ratios (below) include the effect of the unrealized gain or loss on securities discussed in Note C. The Company's ratios as of December 31 are as follow:

		2000        1999

     Total Capital to Risk Weighted Assets       	18.36% 	17.82%
     Tier 1 Capital to Risk Weighted Assets	17.11% 	16.57%
     Tier 1 Leveraged Capital to Average Assets 	11.08% 	 10.79%

   	Earnings will continue to be the Company's main source of capital growth. Management is committed to capital growth through earnings reten-tion. An earnings retention ratio is the percentage of current earnings retained within the capital structure. The Company's earnings retention ratios at December 31 are as follows:

 ($ in Thousands)                    Shareholder  Retention
                       Net Income     Dividends   	Ratio

	2000                   $1,142     $436	 62%
	1999                   $1,216     $407	 67%

  	 The Company distributed to shareholders, cash dividends of $2.25 and $2.10 per share in 2000 and 1999, respectively.

LIQUIDITY

   	Liquidity management is the process that measures how The Bank's assets and liabilities maturities are structured so that it may fund loan commitments and meet deposit maturities and withdrawals in a timely and profitable way. The Company's short-term and long-term liquidity is provided by two sources: core deposits and an adequate level of assets readily convertible to cash. Management continually monitors the balance sheet to ensure its ability to meet current and future requirements and believes that its current levels of liquidity are adequate to meet the Company's funding obligations.








RESULTS OF OPERATIONS

Overview

Zachary Bancshares, Inc.'s (ZBI) net income for 2000 was $1.1 million compared to $1.2 million for 1999 or a 6% decrease. In 1999 The Company benefited from the gain on sale of its former headquarters to the City of Zachary in the amount of $381 thousand. ZBI's normal income stream is from core banking products and services and it continues to benefit from strong regional and local economies and expects continued growth. The following table indicates ZBI's equity position and balance sheet trends. The effect of the unrealized gain or loss on securities discussed in Note C is included in the Stockholders' Equity data.

	  Growth Trends
 	(Year to Year in $ and %)

 	2000 to 1999 	1999 to 1998

Stockholders' Equity     $990 thousand or 10.5%  	$511 thousand or 5.7%
Average Assets         $1.548 million or 1.8%  	$4.384 million or 8.2%

Earnings Analysis

The Company's 2000 Net Interest Income increased 4.9% to $4.4 million at December 31, 2000 compared to $4.1 million at December 31, 1999.

Average earning assets were $81.5 million in 2000 compared to $79.2 million in 1999. The following table depicts The Company's average earning assets components in thousands of dollars and the respective percentage relationship.

 ($ in thousands)               	2000 		        1999

  Interest Earning Dep	 $  3,023 	  4%	$  5,053	 6%
  Securities	15,385 	 19% 	17,111 	22%
  Loans                            63,047 	 77% 	56,989 	72%

   Average Earning Assets  	 $81,455 	 100% 	 $79,153 	100%

  	This table indicates moderate growth in total average earning assets while showing that average loans increased 10.6% from 1999 to 2000. The majority of The Company's loans are secured by local, single family dwellings, with a fixed rate and five year balloon repricing terms.

  	Average interest bearing liabilities were $58.5 million in 2000 compared to $57.6 million in 1999. The following table depicts The Company's average interest bearing liability components and their respective percentage relationships.

($ in thousands)	          2000   	                  1999

 Borrowed Funds   	$     973  	   2%	     $   404         1%
 Savings & NOW Accts       	21,317 	  36%  	      21,406	  37%
 Money Market	  2,672  	   5%         3,617 	   6%
 Certificates	33,576	  57%        32,173         56%

 Avg. Interest Bearing
    Liabilities 	 $58,538  	 100% 	$57,600	   100%

  	 Emphasizing core deposit account products that fit the local community's needs continues to be the primary focus of The Company's marketing. Free checking for depositors 50 years or older and student checking accounts continue to be very successful examples of how The Company has adjusted its product mix to increase the checking customer base. In 2000 The Company began offering an internet banking product and a new tiered interest rate checking account which helped to maintain its competitiveness while still keeping its community bank flexibility and local control. The Company was also more aggressive in pricing its certificates and replaced public funds with individual deposits.

  	The Company's net interest spread and margin are shown below. Net interest spread is the difference between the yield on earning assets and the cost of funding. Net interest margin is net interest income as a percent of average earning assets.

                                  	 2000  	   1999

   Net Interest Spread	4.11%	 4.16%
Net Interest Margin	5.34%	 5.24%

   	The Company's interest rate risk is measured quarterly in terms of its rate sensitivity ratio and reviewed by the board of directors and management. Interest rate risk represents the potential impact of interest rate changes on net income resulting from the timing differences at which assets and liabilities may be repriced as market rates change. The Company's rate sensitivity ratio (Cumulative Rate Sensitive Assets-Cumulative Rate Sensitive Liabilities/Total Earning Assets) on December 31, 2000 was -25.10 at the 12-month time horizon and -19.95% at the 24-month time horizon. The 12-month horizon GAP ratio indicates $20.9 million more liabilities will reprice than assets and the 24-month horizon ll reprice $16.6 million more liabilities than assets. Although this Gap analysis indicates The Company is liability-sensitive (interest-bearing liabilities exceed interest-bearing assets) up to one year, this may not be true in practice. The one-month deposit category includes
NOW, money market and savings deposits, which have no specific maturities. These deposits totaling $22.9 million represent 37% of all interest bearing liabilities. The rates paid on these core deposits do not normally reprice in direct relationship to market interest rate changes.

  	 The Company uses a computer simulation to predict the net interest margin change at various interest rate shifts. The December 31, 2000 results indicate The Company's net interest margin will change by less than 12.00% or $483 thousand if interest rates move up or down 3% at the 12-month horizon.

  	 There were no sales of securities in 2000. The Company sold Collateralized Mortgage Obligations in 1999 resulting in a loss of $105
thousand.    These securities were sold in 1999 to reposition the
investment portfolio to earn more in the future and to offset the extraordinary gain on sale of its former main office premises.

 Bank Premises and Equipment

  	 Bank Premises and Equipment decreased $269 thousand to $3.9 million at December 31, 2000 from $4.2 million at December 31, 1999.

Allowance and Provision for Loan Losses

   	The Allowance for Loan Losses is the amount Management determines necessary to reduce loans to their estimated collectible amounts and to provide for future losses in certain loans, which are currently unidentified.



   	The provision for loan losses is the amount charged to current earnings, which are contributed to the allowance, maintaining the allowance at a level consistent with management's assessment. The following table reflects year end Allowance and Provision totals:

($ in Thousands)   	    2000  	      1999

   Allowance for Losses   	            $1,170            	 $965
   Provision for Losses          	        281         	     180

  	Management utilizes diversification by loan type, borrower, purpose and industry in combination with individual credit standards to balance
The Company's credit risks. Loans are reviewed monthly to facilitate identification and monitoring of potentially deteriorating credits. Management considers the current allowance adequate to absorb potential losses.

Non-Performing Assets

   	Non-performing assets include non-accrual and impaired loans, restructured loans and foreclosed assets. Loans are placed on non-accrual when a borrower's financial position has weakened or the ability to comply with contractual agreements becomes reasonably doubtful. Restructured loans have had original contractual agreements renegotiated because of the borrower's apparent inability to fulfill the contract. Other Real Estate, by State Law, is carried at the lower of cost or current market value for any asset appraised in excess of $40,000.

	The following table represents non-performing and renegotiated assets at year-end:
($ in Thousands)
                                              2000       	   1999

   Non-Accrual and Impaired Loans        	  $657          	   $223
   Restructured Loans         	       -  	-
   Other Real Estate           	            -  	                   -
     Total                            	  $657          	   $223

  	 The Company maintains an internal watch list for management purposes for loans (both performing and non-performing) that have been identified as requiring special monitoring. The watch list consists of accruing, non-accruing and restructured loans. These loans have characteristics resulting in management's concern of the borrower's current ability to meet the loan contract. Watch list totals at December 31 are:

 ($ in Thousands)                        	  2000     	        1999

                                	 $2,237	$1,220

   	In 2000, The Company realized $151 thousand in gains on the sale of other real estate, similar 1999 sales resulted in $49 thousand in gains.
 Charge offs of Other Real Estate were $0 in 2000 and totaled $93 thousand in 1999.

Other Income

 	Total other income decreased 14% to $822 thousand at December 31, 2000 from $954 thousand at December 31, 1999. The 1999 results included the gain on sale of premises of $381 thousand as The Company sold its former headquarters to the City of Zachary after completing construction
of a new facility.   Other Income totals include service charges on
deposit accounts which were $618 thousand for 2000 and $524 thousand for 1999. Other Operating Income includes fee income from investment sales which The Company received under the terms of a contract with a third party which offers discount brokerage service at the Company's facility.

Other Expense

	Total other expenses increased $102 thousand to $3.2 million at December 31, 2000 from $3.1 million at December 31, 1999.

	Salaries and employee benefits increased $157 thousand or 9.6% to $1.8 million at December 31, 2000 compared to $1.6 million at December 31, 1999. Salary increases, new hires, and increased hospitalization insurance and retirement expenses all contributed to this increase.

	Occupancy expense increased $75 thousand or 46% from $163 thousand at December 31, 1999 to $238 thousand at December 31, 2000. 1999 results included only six months of depreciation and other operating expenses related to The Company's new main office facility, while 2000 had twelve months of those same expenses.

	Equipment expense increased 10.2% to $400 thousand at December 31, 2000 from $363 thousand at December 31, 1999.

	Net other real estate expense consisted of net charge offs of $45 thousand at December 31, 1999 while 2000 offered a benefit of $148 thousand due to gains on sale of other real estate.

Income Tax

	The Company's income was fully taxable in both 2000 and 1999 and expects to remain so in 2001.

Year 2000 Recap

   	The various Y2K emergency plans in place at December 31, 1999 were not necessary as The Company successfully transitioned through the December 31, 1999 end of year processing with all of its Y2K ramifications without any incident or problem.

   	The Company plans to use those procedures and practices developed during the period prior to Y2K as ongoing procedures in the event of natural disasters or other emergencies so that business could be conducted as needed in these circumstances.


















ZACHARY BANCSHARES, INC.
OFFICERS

Harry S. Morris, Jr.
President & C.E.O.

Winston E. Canning
Secretary

J. Larry Bellard
Treasurer


ZACHARY BANCSHARES, INC.
AND BANK OF ZACHARY
DIRECTORS

Russell Bankston
Chairman of the Board

Rodney S. Johnson
Vice Chairman

Hardee M. Brian
Winston E. Canning
Howard L. Martin, M.D.
Albert C. Mills, III,
Ph.D
Harry S. Morris, Jr.

Director Emeritus

A.C. Mills, Jr.
Leonard F. Aguillard

STOCK INFORMATION

The Company's stock is
not listed on any
security exchange.
Therefore, Zachary
Bancshares, Inc. does
not have any exchange
data that provides high
and low stock prices.

Cash dividends of $2.25
per share were paid in
2000 and $2.10 in 1999.









BANK OF ZACHARY
OFFICERS

Harry S. Morris, Jr.
President & C.E.O.

Winston E. Canning
Executive Vice
President

J. Larry Bellard
Vice President and
Cashier

Judy W. Andrews
Vice President

Warren Couvillion
Vice President

Preston L. Kennedy
Vice President

Kathleen Parker
Vice President

Kelley W. Sharp
Vice President

Ethel Womack
Vice President

Loretta Barber
Account Services
Supervisor

Cindy Chaisson
Administrative
Assistant

Fonda Funderburk
Administrative
Assistant

Laura Steen
Operations Officer

Sandra Thornton
Information Systems
Officer

Melinda White
Note Supervisor
And Compliance Officer

Sandra Worthy
Operations Officer







BANK LOCATIONS

Main Office
4743 Main Street
Zachary, LA

Plaza Branch
2110 Church Street
Zachary, LA

Central Branch
13444 Hooper Road
Baton Rouge, LA

INFORMATION

Request for additional
information
or copies of Form 10KSB
filed with the Securities
and Exchange Commission in
Washington, D.C. should be
directed to:

Treasurer
Zachary Bancshares, Inc.
Post Office Box 497
Zachary, LA 70791-0497


TRANSFER AGENT
& REGISTRAR

Bank of Zachary
Post Office Box 497
Zachary, LA 70791-0497


INDEPENDENT ACCOUNTANTS

Hannis T. Bourgeois, LLP
Certified Public Accountants
2322 Tremont Dr., Suite 200
Baton Rouge, LA 70809









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